Exhibit 10.17

                          INSTRUMENT OF AMENDMENT



         INSTRUMENT OF AMENDMENT effective as of April 25, 2001 (the "Amendment"), between NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. (the "Association"), The Nasdaq Stock Market, Inc. (the "Nasdaq") and FRANK G. ZARB ("Zarb") to the employment agreement effective on February 24, 1997, as subsequently amended effective March 18, 1998, August 20, 1999, March 30, 2000, July 27, 2000 and November 1, 2000, between the Association and Zarb (the "Employment Agreement").


                            W I T N E S S E T H:

         WHEREAS, the Association and Zarb have entered into the Employment Agreement;

         WHEREAS, Paragraph 26 of the Employment Agreement provides that the Employment Agreement may be amended by the mutual consent of the parties which consent must be evidenced by a document executed with the same formality as the Employment Agreement;

         WHEREAS, the Association, Zarb and the Nasdaq wish to modify the Employment Agreement so that the Nasdaq is a party to the Employment Agreement; and

         WHEREAS, the Association, the Nasdaq and Zarb wish to modify the Employment Agreement in order to more clearly express the intention to provide Zarb with certain benefits upon the relinquishment of his duties and positions as Chairman and Chief Executive Officer of the Association, and, in addition, to amend the Employment Agreement as otherwise provided herein.

         NOW, THEREFORE, it is agreed that the Employment Agreement is hereby amended in the following manner:

         1. Paragraph 1(b) of the Employment Agreement is hereby amended to read, in its entirety, as follows:

                         "(b) The foregoing subparagraph (a) of this
                  Paragraph 1 to the contrary notwithstanding, Zarb shall relinquish his duties or positions as Chairman and Chief Executive Officer of the Association during the Additional Term (as hereinafter defined) if, his successor being duly appointed, the Association and Zarb mutually determine that such relinquishment may facilitate his successor's transition to such office; however, neither such relinquishment nor Zarb's relinquishment of his duties or positions as Chairman and Chief Executive Officer of The Nasdaq Stock Market, Inc. shall be considered a termination of the Term and shall have no effect on the Association's obligation (i) to continue to pay and provide Zarb the compensation and benefits otherwise provided for in this Agreement for the remainder of the Term, including, but not limited to, accruing benefits under the Supplemental Retirement Plan or (ii) effective February 24, 2002, to pay and provide the compensation and benefits to which Zarb would have been entitled upon completion of the Term if he had not earlier relinquished his duties or positions pursuant to this Paragraph 1(b). Zarb agrees to make himself available for the balance of the Term upon reasonable prior notice to provide services to the Association on matters relating to the nature and scope of his duties prior to relinquishment of his duties or positions pursuant to this Paragraph 1(b)."

         2. Paragraph 2(a) of the Employment Agreement is hereby amended by replacing the last sentence thereof with the following:

                         "Furthermore, The Nasdaq Stock Market, Inc. (the
                  "Nasdaq") shall fully vest all stock options granted to Zarb upon the earlier of (i) the termination of the Term or (ii) Zarb's relinquishment of his position and duties pursuant to Paragraph 1(b) and shall permit the exercise of the options during the three (3) month period thereafter for incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and during the five (5) year period thereafter for all other stock options. Also, the Nasdaq shall cause all restrictions on any restricted stock awarded to Zarb by the Nasdaq to lapse upon the earlier of (i) the termination of the Term or (ii) Zarb's relinquishment of his position and duties pursuant to Paragraph 1(b)."

         3. Paragraph 5(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

                         "(a) Zarb shall be a "Grandfathered Participant"
                  in the National Association of Securities Dealers, Inc. Supplemental Executive Retirement Plan (the "Supplemental Retirement Plan") (capitalized terms used in this Paragraph 5(a), but not otherwise defined in this Agreement shall have the meanings given such terms in the Supplemental Retirement Plan). Upon completion of the Initial Term or as otherwise provided in Paragraphs 6 or 7, Zarb shall be entitled to a Retirement Benefit, as if he has fully satisfied the Supplemental Retirement Plan's eligibility and vesting requirements for a full Retirement Benefit. Such Retirement Benefit shall be equal to six percent (6%) of Zarb's Final Average Compensation multiplied by the number of Years of Service attained by Zarb through February 24, 2002, or his earlier termination of employment other than as a result of his relinquishment of his position and duties pursuant to Paragraph 1(b) hereof, less any vested benefit that he accrued under the NASD Retirement Plan. Zarb's Final Average Compensation, for purposes of the Supplemental Retirement Plan, shall be computed for the entire period of his actual service with the Association, including service after his relinquishment of his position and duties pursuant to Paragraph 1(b) hereof. Notwithstanding the foregoing to the contrary, Zarb's Retirement Benefit as aforesaid shall not be less than the supplemental retirement benefit to which he would have been entitled upon his termination of employment under the terms of this Agreement as in effect immediately following the amendment of this Agreement dated March 18, 1998. Except as otherwise provided in Paragraph 6 or 7, Zarb shall not be entitled to receive any Retirement Benefit under this Paragraph 5(a) if his employment with the Association terminates prior to his completion of the Initial Term. The Association shall pay the Retirement Benefit to Zarb in a lump-sum (i) within fifteen (15) days after February 24, 2002, (ii) within fifteen (15) days after his earlier termination of employment other than as a result of his relinquishment of his position and duties pursuant to Paragraph 1(b) hereof, or (iii) at such other time as provided in Paragraph 6 or 7."

         4. Paragraph 5(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

                         "On February 24, 2002, unless Zarb earlier
                  terminates his employment, other than as a result of his relinquishment of his position and duties pursuant to Paragraph 1(b) hereof, and for a period of five years thereafter, (X) the Association and the Nasdaq shall indemnify and hold Zarb harmless to the fullest extent permitted by applicable law with regard to any action or inaction of Zarb as an officer, director, employee or consultant of the Association or the Nasdaq or as a fiduciary of any benefit plan of the Association or the Nasdaq and (Y) Zarb shall be entitled to receive at the Nasdaq's expense: (i) the full-time and exclusive use of an automobile of his choice and driver; (ii) appropriate office and secretarial services; (iii) payment or reimbursement of dues, initiation and other fees and charges for various clubs in the New York City and/or Washington, D.C., metropolitan areas upon presentation of appropriate receipts or other documentation (in the case of this clause (iii), not exceeding $20,000 for any year); (iv) upon presentation of appropriate receipts or vouchers in a manner consistent with the expense substantiation policy of the Nasdaq generally applicable to its executive officers and in accordance with the provisions of such policy regarding the timing and amount of expense reimbursements, payment or reimbursement of reasonable business-related expenses incurred, including, but not limited to, expenses for such items as entertainment, travel, hotels, and meals, as well as for the travel, hotel, and meals of Zarb's wife on those occasions when the proper representation of the Nasdaq makes it advisable for her to accompany him, provided that in the case of travel, hotel, and meals for Zarb's wife, the reimbursements provided under this clause (iv) shall include such amounts as may be necessary for Zarb to pay any taxes imposed with respect to such reimbursements (which amounts shall be paid to Zarb by January 31 of the year following the year in which the expenses were incurred); (v) an appropriate efficiency apartment in the Washington D.C. metropolitan area; (vi) an appropriate corporate apartment in the Borough of Manhattan, New York City; (vii) to ensure the personal safety of Zarb and his wife, at such times and as reasonably required by the circumstances, a personal bodyguard for Zarb and his wife and/or surveillance of his personal residences and/or other reasonable method of security; (viii) a T1-line telephone system connected to the telephone system of the Nasdaq and appropriate maintenance thereof and a home security system in each of his residences in the New York City metropolitan area and Florida; and (ix) reimbursement of Zarb for the annual expenses he incurs for personal financial and tax counseling, provided that the amount of such reimbursement for any calendar year shall not exceed $50,000; (x) reimbursement of Zarb for any legal fees and expenses incurred in the negotiation of this Agreement, provided that the amount of such reimbursement for any calendar year shall not exceed $20,000, and, in the event of any dispute between Zarb and the Association and/or the Nasdaq under this Agreement which is wholly or partly resolved in Zarb's favor, reimbursement of Zarb for reasonable legal fees and expenses incurred in connection with such dispute, provided that the reimbursement provided under this clause (x) shall include such amounts as may be necessary for Zarb to pay any taxes imposed with respect to such reimbursements; and (xi) an annual consulting fee of $100,000, which shall be payable during the year in approximately equal periodic installments as may be agreed upon by the Nasdaq and Zarb; and provided further that Zarb's receipt of the benefits described in clause (Y) of this subparagraph (b) shall be contingent upon Zarb's agreement to make himself available to provide the consulting services set forth in subparagraph
                  (c) below."

         5. Paragraph 5(c) of the Employment Agreement is hereby amended to read in its entirety as follows:

                         "On February 24, 2002, unless Zarb earlier
                  terminates his employment, other than as a result of his relinquishment of his position and duties pursuant to Paragraph 1(b) hereof, and in consideration of the Nasdaq's agreement to provide the benefits described in clause (Y) of subparagraph 5(b) above, Zarb agrees to make himself available for a period of five years thereafter upon reasonable prior notice to provide consulting services to the Chief Executive Officer of the Nasdaq on matters relating to the nature and scope of his duties during the Term; provided, however, that in no event shall Zarb be required to provide such consulting services for more than 100 hours during any 12-month-period (including travel time associated with such consulting services).

         6. All of the terms and conditions of the Employment Agreement as amended by this Instrument of Amendment shall remain in full force and effect throughout the Term thereof.


         IN WITNESS WHEREOF, the corporate party hereto has caused this Instrument of Amendment to be duly executed and delivered on the date indicated below, and the individual party hereto has executed and delivered this Instrument of Amendment on the date indicated below, effective for all purposes on April 25, 2001.


                                         NATIONAL ASSOCIATION OF SECURITIES
                                           DEALERS, INC.


_____________________                    By_____________________________
Date                                       Chairman of the Management
                                           Compensation Committee


                                          (Corporate Seal)


                                         The Nasdaq Stock Market, Inc.


_____________________                    By_____________________________
Date                                        Chairman of the Management
                                            Compensation Committee

                                            (Corporate Seal)


---------------------                    -------------------------------
Date                                     Frank G. Zarb